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                                                                    EXHIBIT 99.1



Contact:   Paul J. Hastings, President & CEO
           LXR Biotechnology, Inc.
           510.412.9100

       LXR ANNOUNCES PRELIMINARY RESULTS OF ELIREX(TM) PRECLINICAL STUDIES

        Richmond, California - April 23, 1999 -- LXR Biotechnology (AMEX:LXR), announced today that is has reviewed the preliminary results from preclinical studies of Elirex(TM), its drug candidate for treatment of heart attack. The preliminary results suggest that Elirex(TM) did not reduce infarct size in three of four preclinical studies conducted. In a fourth preclinical study, Elirex(TM) appeared to reduce infarct size by 33% in a pretreatment model of ischemia/reperfusion.

        "Although these preclinical results pave the way for additional studies that would be appropriate to fully evaluate the drug, they did not meet our near-term objectives of confirming the earlier positive results of Elirex(TM) and identifying the best Elirex(TM) compound to develop further. Given the results of these preclinical studies, our need for cash to continue the preclinical development of these compounds and our present cash-burn rate, we are considering ways of significantly reducing operating expenses and identifying strategic alternatives," said Paul J. Hastings, President and Chief Executive Officer.

        LXR has retained the investment banking firm US Bancorp Piper Jaffray to assist in identifying strategic alternatives for the Company.

        The Company is presently devising a cash conservation plan, including a reduction of staff, to enable it to continue certain operations while it explores strategic alternatives. The Company previously disclosed that its cash position would only allow it to continue operations through the middle of the third quarter of this year.

        LXR Biotechnology Inc., is a biopharmaceutical company engaged in research and development of innovative therapeutics designed to treat diseases through the control of apoptosis or gene-directed cell death. LXR's compounds include HK-Cardiosol(TM), a heart protective solution for heart transplant; CP-Cardiosol(TM), a cardioplegia solution for bypass surgery, and Elirex(TM) for acute myocardial infarction.

        Statements in this press release that are not historical are forward looking statements. These forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward looking statements, all of which are difficult to predict and many of which are beyond the control of the Company, including, but not limited to: risks and uncertainties related to LXR's early stage of development; developing new technologies, including Elirex(TM); dependence on collaborative partners; ability of the Company and its advisor to identify strategic alternatives for the Company; ability of the Company to conserve its cash position for a sufficient time to determine its strategic alternatives; results of research and development efforts, including the effect on the Company of the preclinical results reported for Elirex; results of future clinical trials of the Company's compounds; the uncertainty of government regulations or approval of clinical trials; and other factors which are detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.


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For more information, visit LXR Biotechnology's web site at http://www.lxr.com
SOURCE: LXR Biotechnology Inc.








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